Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER COMPLETES ACQUISITION OF ENABLE MIDSTREAM

Energy Transfer now has more than 114,000 miles of pipeline across the U.S.

Combined operations expected to generate annual cost efficiencies of more than $100 million

Accretive acquisition furthers Energy Transfer’s deleveraging efforts

DALLAS AND OKLAHOMA CITY, Dec. 2, 2021 — Dallas-based Energy Transfer LP (NYSE: ET) and Oklahoma City-based Enable Midstream Partners, LP (NYSE: ENBL) today announced the completion of their previously announced merger. The terms of agreement were approved earlier this year by Enable’s two largest unitholders, CenterPoint Energy, Inc. (CNP) and OGE Energy Corp. (OGE), which together owned approximately 79% of Enable’s outstanding common units. Effective with the opening of the market on December 3, Enable’s common units will discontinue trading on the NYSE as a result of the acquisition.

Energy Transfer now owns and operates more than 114,000 miles of pipelines and related assets in all of the major U.S. producing regions and markets across 41 states, further solidifying its leadership position in the midstream sector. The completion of the transaction is immediately accretive to Energy Transfer and furthers Energy Transfer’s deleveraging efforts. It also adds significant fee-based cash flows from fixed-fee contracts. Additionally, the combined operations of the two companies is expected to generate annual run-rate cost and efficiency synergies of more than $100 million, excluding potential financial and commercial synergies.

The acquisition significantly strengthens Energy Transfer’s midstream and gas transportation systems by adding Enable’s natural gas gathering and processing assets in the Anadarko Basin in Oklahoma, along with intrastate and interstate pipelines in Oklahoma and surrounding states. It also boosts Energy Transfer’s gas gathering and processing assets in the Arkoma basin across Oklahoma and Arkansas, as well as in the Haynesville Shale in East Texas and North Louisiana.

Enable common unitholders received 0.8595 ET common units for each Enable common unit. Additionally, each outstanding Enable Series A preferred unit was exchanged for 0.0265 Series G preferred units of Energy Transfer. The transaction also included a $10 million cash payment for Enable’s general partner.

Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in North America, with a strategic footprint in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC).

Enable’s assets include approximately 14,000 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of natural gas processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50%), approximately 2,200 miles of intrastate pipelines and seven natural gas storage facilities comprising 84.5 billion cubic feet of storage capacity.

Forward-Looking Statements

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Energy Transfer and Enable cannot give any assurance that expectations and projections about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that the benefits contemplated from the transaction may not be realized. Additional risks include: the ability of Energy Transfer to successfully integrate Enable’s operations and employees and realize anticipated synergies and cost savings, the potential impact of the consummation of the transaction on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, the ability to achieve revenue, DCF and EBITDA growth, and volatility in the price of oil, natural gas, and natural gas liquids. Actual results and outcomes may differ materially from those expressed in such forward-looking statements. These and other risks and uncertainties are discussed in more detail in filings made by Energy Transfer and Enable with the SEC, which are available to the public. In addition to the risks and uncertainties previously disclosed, the partnerships have also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic, and we cannot predict the length and ultimate impact of those risks. The partnerships have also been, and may in the future be, impacted by the winter storm in February 2021 and the resolution of related contingencies, including credit losses, disputed purchases and sales, litigation and/or potential legislative action. Energy Transfer and Enable undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The information contained in this press release is available on our website at www.energytransfer.com.

Media Relations:

Lauren Atchley or Vicki Granado, 214.840.5820

media@energytransfer.com

Investor Relations:

Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214.981.0795

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